UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Kona Grill, Inc.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

50047H201
(CUSIP Number)

December 31, 2017
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/X/   RULE 13D-1(B)
/_/   RULE 13D-1(C)
/_/   RULE 13D-1(D)

CUSIP NO. 50047H201
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
PENN Capital Management

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
22-2796848
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)  |_|
(b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
--------------------------------------------------------------------------------



       5    SOLE VOTING POWER

       0 SHARES
       -----------------------------------------------------------------
NUMBER OF		6    SHARED VOTING POWER
SHARES
BENEFICIALLY
OWNED BY     		--------------------------------------------------------
EACH       		7    SOLE DISPOSITIVE POWER
REPORTING
PERSON       		0 SHARES
WITH     		  -----------------------------------------------------
       8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 SHARES
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS)                                                     |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
--------------------------------------------------------------------------------

ITEM 1.

(A) NAME OF ISSUER    Kona Grill, Inc.

(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

7150 East Camelback Road
Suite 333
Scottsdale, AZ 85251

ITEM 2.

(A) NAME OF PERSONS FILING    PENN Capital Management

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

NAVY YARD CORPORATE CENTER
1200 INTREPID AVENUE, SUITE 400
PHILADELPHIA, PA 19112

(C) CITIZENSHIP    DELAWARE

(D) TITLE OF CLASS OF SECURITIES

COMMON STOCK

(E) CUSIP NUMBER
50047H201

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 240.13D- 1(B), OR 240.13D-2(B) OR
 (C), CHECK WHETHER THE PERSON FILING IS A:

(A) ___ BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT (15 U.S.C. 78O).
(B) ___ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT (15 U.S.C. 78C).
(C) ___ INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT (15 U.S.C.
	 78C).
(D) ___ INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-8).
(E) _X_  AN INVESTMENT ADVISER IN ACCORDANCE WITH 240.13D- 1(B)(1)(II)(E).
(F) ___ AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(F).
(G) ___ A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(G)
(H) ___ A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
(I) ___ A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940
	(15 U.S.C. 80A-3).
(J) ___ GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(1)(II)(J).

ITEM 4. OWNERSHIP.

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

(A) AMOUNT BENEFICIALLY OWNED: 0
(B) PERCENT OF CLASS: 0.00%
(C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
(I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 0 shares
(II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
(III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0
(IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF
 THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING /___/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10. CERTIFICATION.

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE
 OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE
 AND CORRECT.

DATED: July 30, 2018

BY: /S/ Eric J. Green
----------------------------------
NAME: Eric J. Green
BY:   DIRECTOR OF RESEARCH